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                                                                Exhibit 8.1

                               BROWN & WOOD LLP

                            ONE WORLD TRADE CENTER
                        NEW YORK, NEW YORK  10048-0557
                          TELEPHONE:  (212) 839-5300
                          FACSIMILE:  (212) 839-5599


                                                                August 5, 1997


SL Green Realty Corp.
70 West 36t Street
New York, New York  10018

Ladies and Gentlemen:

     You have requested our opinion concerning certain of the federal income tax consequences to SL Green Realty Corp. (the "Company") in connection with the proposed transactions described in the prospectus included as part of the Form S-11 Registration Statement (No.333-29329) of the Company initially filed by the Company with the Securities and Exchange Commission on June 16, 1997, as amended through the date hereof (the "Registration Statement").

     This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the discussion of "Material Federal Income Tax Consequences" in the Registration Statement. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statues, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained
herein.   Based on the foregoing, we are of the opinion that:

     (1) Commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

     (2) The discussion in the Registration Statement under the caption "Material Federal Income Tax Consequences" summarizes the federal income tax considerations that are likely to be material to a holder of common stock of the Company.

     We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's

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qualification as a REIT will depend on the Company's making a timely election for REIT status and meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Material Federal Income Tax Consequences" in the prospectus included therein.

                                       Sincerely,

                                       /s/ Brown & Wood LLP

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